EXHIBIT 10.3

October 7, 2022

VIA EMAIL

Imprimis Rx, LLC

12264 El Camino Real

Suite 350

San Diego, California 92130

Attn: John Saharek

Email: jsaharek@imprimisrx.com

Re:	Commercial Alliance Agreement: Mutual Termination

Dear John:

EyePoint Pharmaceuticals, Inc. (“EyePoint”) and ImprimisRx, LLC (“Imprimis”) entered into a Commercial Alliance Agreement effective as of August 1, 2020, as modified by the Letter Agreement dated November 12, 2020, and by the further Letter Agreement dated December 6, 2021 (collectively, the “Agreement”). Capitalized terms used but not defined in this letter have their respective meanings set forth in the Agreement. The change to the Agreement described below shall be effective October 1, 2022 (the “Change Effective Date”), and the mutual termination of the Agreement described below shall be effective as of January 1, 2023 (the “Mutual Termination Effective Date”). For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Consistent Efforts; Change to the Agreement:

Notwithstanding anything to the contrary in the Agreement, the Parties mutually agree that until the Mutual Termination Effective Date, the Parties shall provide a level of time, staffing, effort and support of the Product and of the other obligations under the Agreement that is consistent with each Party’s level of engagement during January-June 2022.

Further, and subject to the Consistent Efforts language above, the Parties mutually agree that effective from the Change Effective Date through the Mutual Termination Effective Date (i.e., Q4 2022), the following change shall apply:

●	Imprimis shall achieve quarterly Customer demand milestones for the Product of at least 3,500 Dexycu units (“Minimum Quarterly Units” or “MQUs”).

1

Mutual Termination of the Agreement:

The Parties agree that, effective on the Mutual Termination Effective Date, the Agreement shall be deemed terminated by the mutual agreement of the Parties. The Parties further agree as follows:

●	On or promptly following the Mutual Termination Effective Date, Imprimis will, at EyePoint’s discretion, either promptly return to EyePoint or destroy any units of Product or other promotional materials related to the Agreement, in Imprimis’ possession.

●	As of the Mutual Termination Effective Date, and except as is set forth in Section 13.6.1, all obligations of Imprimis to EyePoint, and all obligations of EyePoint to Imprimis, under the Agreement, shall cease, the Commercialization Committee and the Joint Steering Committee shall be dissolved. Except as required pursuant to Section 13.6.1, all activities regarding the Product occurring on or after the Mutual Termination Effective Date shall be EyePoint’s sole responsibility.

●	Each Party shall, in accordance with Article 12 of the Agreement, indemnify and hold harmless the other Party, its sub-agents, its and their respective Affiliates, and its and their respective directors, officers, employees and agents, against all Liabilities resulting from such Party’s activities or omissions related to the Agreement that occur before, on or after the Mutual Termination Effective Date.

●	On or promptly following the Mutual Termination Effective Date, Imprimis shall cease all promotion of the Product, and shall transfer to EyePoint any websites and remove online references to the Product on any of its web pages or other promotional materials.

●	For purposes of interpretation of the Agreement, as the result of the Parties’ mutual agreement to terminate the Agreement, with the exception of the survival of Agreement sections described in Section 13.6.1, any clauses of the Agreement referring to the consequences of termination by one Party or by the other Party, for any reason or for no reason, shall be null and void and of no further force or effect.

○	By way of example and not of limitation, the following sections of the Agreement are hereby null and void and of no further force or effect: 13.6.2, 13.6.3, 13.6.4, 13.6.5.

●	Section 13.6.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“13.6.1 The mutual termination of this Agreement shall be without prejudice to any rights which shall have accrued to the benefit of a Party prior to such expiration or termination. In addition, and without limiting the foregoing, Sections 1.1, 2.4, 4.3, 4.4, 5.7, 5.8, 8.4 (with respect to activities occurring in 2022), Article 9, Article 10, Article 12, Sections 13.6.1, 13.6.6 and Article 14 will survive the mutual termination of this Agreement, and Sections 8.5 and 8.6 shall survive for a period of five (5) years after such mutual termination.”

●	For a period of twelve (12) months following the Mutual Termination Effective Date, the Parties agree to mutually reconcile, in good faith, and to pay promptly any outstanding amounts due under the Agreement.

Additional Terms:

This letter will be governed by and construed under and in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

Unless expressly modified by this Letter, all terms and conditions set forth in the Agreement shall remain in full force and effect until the Mutual Termination Effective Date.

If the foregoing is acceptable to you, please sign and return one fully-executed copy of this letter to us at your earliest convenience, which shall evidence your acknowledgement and acceptance thereto. This letter may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same document.

[Signature Page Follows.]

2

Very truly yours,

EyePoint Pharmaceuticals, Inc.

By:	/s/ Nancy Lurker
Name:	Nancy Lurker
Title:	President & CEO

Agreed to and accepted:

ImprimisRx, LLC

By:	/s/ John Saharek
Name:	John Saharek
Title:	President
Date:	October 7, 2022

3